Exhibit 10.2

AMENDMENT NO. 1 TO
EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment No. 1 to Executive Employment Agreement (this “Amendment”), is entered into as of October 31, 2024, by and between Pacira Pharmaceuticals, Inc., a California corporation (the “Company”), and Jonathan Slonin (the “Executive”) (collectively, the “Parties”).
RECITALS
WHEREAS, the Company is a wholly-owned subsidiary of Pacira BioSciences, Inc., a Delaware corporation (“Parent”).
WHEREAS, the Parties desire to amend that certain Executive Employment Agreement, dated June 29, 2020, by and between the Company and the Executive (the “Original Agreement”).
WHEREAS, on October 30, 2024, the Compensation Committee of the Board of Directors of Parent approved amending the Original Agreement as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the representations, warranties and agreements contained in this Amendment and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:
1.    Amendment to Section 3(b)(i) of the Original Agreement. Section 3(b)(i) of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“(i) the Executive shall be entitled to receive (A) continuing payments of the then effective Base Salary for a period of twelve (12) months beginning on the Payment Commencement Date (as defined below) and payable in accordance with the Company’s payroll policies and (B) the benefits set forth in Section 3(e) for a period of twelve (12) months beginning on the Payment Commencement Date”
2.    Amendment to Section 3(c)(i) of the Original Agreement. Section 3(c)(i) of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“(i)    the Executive shall be entitled to receive (A) continuing payments of the then effective Base Salary for a period of eighteen (18) months beginning on the Payment Commencement Date and payable in accordance with the Company’s payroll policies as in effect on the date the Executive’s employment terminates, (B) in lieu of the Targeted Incentive Bonus, a bonus payment equal to one hundred and fifty percent (150%) of the Executive’s then current annual Targeted Incentive Bonus, payable in one lump sum on the Payment

Commencement Date and (C) the benefits set forth in Section 3(e) for a period of eighteen (18) months beginning on the Payment Commencement Date”
3.    Amendment to Section 3(e) of the Original Agreement. Section 3(e) of the Original Agreement is hereby amended and restated to read in its entirety as follows:
    “Benefits Continuation. If the Executive’s employment is terminated pursuant to Section 3(b) or Section 3(c) and provided that the Executive is eligible for and elects to continue receiving group health and dental insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the Company will, for the period set forth in Section 3(b) or Section 3(c) following the Payment Commencement Date (the “Benefits Continuation Period”), continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage.  The remaining balance of any premium costs shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation.  Notwithstanding the above, in the event the Executive becomes eligible for health insurance benefits from a new employer during the Benefits Continuation Period, the Company’s obligations under this Section 3(e) shall immediately cease and the Executive shall not be entitled to any additional monthly premium payments for health insurance coverage.  Similarly, in the event the Executive becomes eligible for dental insurance benefits from a new employer during the Benefits Continuation Period, the Company’s obligations under this Section 3(e) shall immediately cease and the Executive shall not be entitled to any additional monthly premium payments for dental insurance.  The Executive hereby represents that the Executive will notify the Company in writing within three (3) days of becoming eligible for health or dental insurance benefits from a new employer during the Benefits Continuation Period.”
4.    Amendment to Section 5(b) of the Original Agreement. Section 5(b) of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“(b)    Specific Performance. The Executive agrees that the remedies at law of the Company for any actual or threatened breach by the Executive of the covenants in this Section 5 would be inadequate and that the Company will be entitled to specific performance of the covenants in this Section 5, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 5, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses that the Company may be legally entitled to recover. The Executive acknowledges and agrees that the covenants in this Section 5 will be construed as agreements independent of any other provision of this or any other agreement between the Executive and the Company, and that the existence of any claim or cause of action by the Executive against the Company, whether predicated upon this Agreement or any other agreement, will not constitute a defense to the enforcement by the Company of such covenants.”

5.     Amendment to Section 9(d) of the Original Agreement. Section 9(d) of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“(d)    Withholding; Section 280G.
(i)    Withholding. All sums payable to the Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.
(ii)    Section 280G. Notwithstanding any other provision of the Agreement to the contrary, if any payments or benefits provided for under the Agreement, together with any payments or benefits otherwise payable or provided to the Executive by the Company or Parent (or any of their respective subsidiaries or affiliates) or otherwise (A) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (B) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s payments and benefits will be either (1) delivered in full or (2) delivered to such lesser extent which would result in no portion of such payments and benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of payments and benefits, even if the payments and benefits may still be taxable under Section 4999 of the Code. If clause (2) applies, the payments and benefits will be reduced by the Company in its reasonable discretion in the following order: (x) reduction of cash payments, which will occur in reverse chronological order with the cash payment owed on the latest date following the event triggering the Excise Tax being the first cash payment to be reduced; (y) cancellation of accelerated vesting of equity awards, which will occur in the reverse order of the date of grant for the equity awards (i.e., the vesting of the most recently granted equity awards will be reduced first); and (z) reduction of other employee benefits, which will occur in reverse chronological order with the benefit owed on the latest date following the event triggering the excise tax being the first benefit to be reduced. With respect to each of clauses (x)-(z) of this Section 9(d)(ii), if any payments or benefits constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the reduction will occur first as to amounts that are not “nonqualified deferred compensation.” If two or more of the same type of awards are granted on the same date, the “parachute payments” associated with each award will be reduced on a pro-rata basis. In no event will the Executive have any discretion with respect to the ordering of payment reductions. Any determination required under this Section 9(d)(ii) will be made in writing by an independent nationally recognized tax or accounting firm appointed by the Company (the “Tax Counsel”), whose determination will be conclusive and binding on the Executive and the Company for all purposes. The Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive will furnish to the Tax Counsel information as the Tax Counsel may reasonably request to make a determination under this Section 9(d)(ii).”
6.     Amendment to Section 9(j) of the Original Agreement. Section 9(j) of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“(j)     Governing Law; Jury Waiver; Choice of Venue. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of New Jersey without giving effect to the principles of conflict of laws. For claims arising out of or relating to this Agreement that are not subject to the Parties’ agreement to arbitrate, such actions shall be commenced only in a state or federal court of competent jurisdiction in Morris County, New Jersey and the Company and the Executive each consents to the jurisdiction of such a court. Both the Company and the Executive expressly and irrevocably waive, to the fullest extent permitted by applicable law, any right that any party either has or may have to a jury trial of any dispute, legal action, proceeding, or cause of action arising out of or in any way related to the Executive’s employment with or termination from the Company. This jury waiver includes both claims that are subject to the Parties’ agreement to arbitrate and claims that are not subject to the Parties’ agreement to arbitrate. Each party certifies and acknowledges that (a) no representative of the other party has represented, expressly or otherwise, that the other party would not seek to enforce the foregoing jury waiver in the event of a legal action, (b) it has considered the implications of this jury waiver, (c) it makes this jury waiver knowingly and voluntarily, and (d) it has decided to enter into this agreement in consideration of, among other things, the mutual waivers and certifications in this section.”
7.     Amendment to Add a New Section 9(k) to the Original Agreement. A new subsection (k) is hereby added at the end of Section 9 of the Original Agreement to read as follows:
“(k) Arbitration. The Parties agree that, subject to the exclusions set forth in this Section 9(a), any dispute, controversy or claim arising out of or relating to (i) this Agreement, (ii) any alleged breach of this Agreement, (iii) Executive’s employment with the Company, (iv) any claim as to arbitrability, enforceability, validity or the scope of this agreement to arbitrate, (v) any claims for alleged discrimination, harassment, or retaliation, (vi) any claims related to wages or compensation or (vii) any claims related to any alleged violation of any federal, state or local law, must be submitted to binding arbitration in accordance with the terms of this agreement to arbitrate. The Parties agree that this agreement to arbitrate does not include: (i) claims for emergency or temporary injunctive relief, (ii) claims for sexual harassment and sexual assault, and (iii) claims that, as a matter of federal, state or local law, the Parties cannot agree to arbitrate, on a pre-dispute basis or otherwise (unless such claims are preempted by federal law).

In the event of a dispute regarding sexual assault or sexual harassment claims, the Parties can, at that time, agree to arbitrate such sexual harassment and sexual assault claims. The arbitration will take place in Parsippany, New Jersey, or such other location as the Parties may agree, or where otherwise required by applicable law. The arbitration will take place in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes (available at https://www.adr.org/sites/default/files/Employment_Rules_Web.pdf ), and any judgment upon any award may be entered in the state or federal court having jurisdiction over such award. Unless applicable law requires otherwise, the arbitrator will apply the substantive law of New Jersey, except for any claim to which federal substantive law would apply. The Parties expressly acknowledge and agree that this Agreement involves interstate commerce and the interpretation and enforcement of the arbitration provision will be governed by the provisions of the Federal Arbitration Act, 9 U.S.C. 1 et seq. The arbitration fees and costs relating to the arbitrator and the arbitration proceeding itself will be paid for by the Company; each party shall be responsible for its respective attorneys’ fees and costs. However, if any party prevails on a statutory claim that affords the prevailing party the right to recover attorneys' fees and costs, or if there is a written agreement providing for attorneys' fees and costs to be awarded to the prevailing party, the Arbitrator may award reasonable attorneys' fees in accordance with the applicable statute or written agreement. The Parties each expressly waive the right to a jury trial and any other civil court proceeding and are giving up the right to file a lawsuit in court with respect to disputes subject to this agreement to arbitrate. Should any provision of this agreement to arbitrate be deemed unenforceable or invalid, such provision will be severed and the remainder of this agreement to arbitrate will be enforceable to the fullest extent of the law.

8. Amendment to Section 1 of Exhibit A (Payments Subject to Section 409A). A new subsection (d) is hereby added at the end of Section 1 of Exhibit A of the Original Agreement to read as follows:
“(d)    For the avoidance of doubt, any time-based restricted stock unit grants that accelerate and vest pursuant to Section 3(b) or Section 3(c) of the Agreement will be settled by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date.”
9.    Conflicts; Original Agreement in Full Force and Effect as Amended. If there is any conflict between the provisions of this Amendment and those in the Original Agreement, the provisions of this Amendment govern. Capitalized terms used and not defined herein have the same meanings as defined in the Original Agreement. Except as expressly amended hereby, all other terms and provision of the Original Agreement remain in full force and effect.
10.    Headings. The paragraph headings used in this Amendment are for convenience only and shall not affect the interpretation of any of the provisions hereof.

11.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic “pdf” transmission shall be equally effective as delivery of a manually executed counterpart of a signature page to this Amendment.
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IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment as of the date first above written.

PACIRA PHARMACEUTICALS, INC.:

By: /s/ LOREN LAFFERTY
Name: Loren Lafferty
Title: Vice President, Human Resources

EMPLOYEE:

/s/ JONATHAN SLONIN
Jonathan Slonin